                     SECURITIES AND EXCHANGE COMMISSION

                           Washington D.C. 20549

                                 FORM 15

Certification and Notice of Termination of Registration under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports
    Under Sections 13 and 15(d) of the Securities Exchange Act of 1934.

                                          Commission File Number 000-18690
                                                                 -------------

                               RADIUS, INC.
-------------------------------------------------------------------------------
           (Exact name of registrant as specified in its charter)

                 215 Moffet Park Drive, Sunnyvale, CA 94089
-------------------------------------------------------------------------------
 (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

   WARRANTS TO PURCHASE COMMON STOCK; SERIES A CONVERTIBLE PREFERRED STOCK
-------------------------------------------------------------------------------
           (Title of each class of securities covered by this Form)


                                 COMMON STOCK
-------------------------------------------------------------------------------
     (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

     Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to reports:

       Rule 12g-4(a)(1)(i)   [ X ]         Rule 12h-3(b)(1)(ii)    [   ]
      Rule 12g-4(a)(1)(ii)   [   ]          Rule 12h-3(b)(2)(i)    [   ]
       Rule 12g-4(a)(2)(i)   [   ]         Rule 12h-3(b)(2)(ii)    [   ]
      Rule 12g-4(a)(2)(ii)   [   ]                   Rule 15d-6    [   ]
       Rule 12g-3(b)(1)(i)   [   ]

     Approximate number of holders of record as of the certification or
notice date:   2
             -----

     Pursuant to the requirements of the Securities Exchange Act of 1934 Radius Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

DATE:    JANUARY 6, 1998                  BY:  /S/ HENRY V. MORGAN
      -------------------------               ------------------------------